Exhibit 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Echo Bay Mines Ltd. (the "Company") and Echo Bay Resources Inc. ("EBR"), dated September 17, 1997 for the shelf registration of up to US $200 million securities of the Company and EBR and to the incorporation by reference therein of our report dated January 27, 1997, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Edmonton, Canada
September 17, 1997
                                                   /s/Ernst & Young
                                                   Ernst & Young

                                                   Chartered Accountants